Exhibit 99.1

Form 4 Joint Filer Information

Name:	CGI Diversified Holdings, LP

Address:	69 Pitts Bay Road
Belvedere Building – 4th Floor
Pembroke, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	August 5, 2022, August 8, 2022 and August 9, 2022

CGI Diversified Holdings, LP
By: Anholt Investments Ltd., its sole limited partner
By: Navco Management, Ltd., its general partner

By:	/s/ Cora Lee Starzomski, Director

Name:	Navco Management, Ltd.

Address:	69 Pitts Bay Road
Belvedere Building – 4th Floor
Pembroke, Bermuda HM08

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	August 5, 2022, August 8, 2022 and August 9, 2022

Navco Management, Ltd.

By:	/s/ Cora Lee Starzomski, Director